Exhibit 99.1

First Cash Financial Services Announces Credit Services Product in Texas Markets; Reaffirms Earnings Guidance for 2005

ARLINGTON, Texas, June 30 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS), a leading specialty consumer financial services provider, today announced plans to offer a new credit services product to customers in its Texas markets. Effective July 1, First Cash will begin marketing a fee-based credit services package, which includes access to a short-term loan funded by an independent consumer finance lender operating under existing Texas laws. The Company also reaffirmed its original earnings per share guidance for 2005, additionally noting that it is likely that earnings will be in the upper half of the previously forecast range.

The Company’s new credit services product is authorized under existing provisions of the Texas Finance Code. Under these provisions, First Cash Credit, Ltd. (“FCC”), a wholly owned subsidiary of the Company, has registered as a “Credit Services Organization” in order to provide, for a fee, credit services to help consumers in obtaining credit and improving their credit rating. As part of these services, FCC will assist customers in applying for loans from an independent, Texas-based consumer lending company operating under existing Texas law. FCC also plans to offer its customers voluntary enrollment with credit reporting services in order to help them build a credit history.

For our customers, access to the new credit services product and the related third-party loan will provide additional short-term consumer finance alternatives. First Cash anticipates that its Texas-based subsidiaries will continue to offer pawn loans and bank-funded payday advances, as well as the new credit services product. By offering customers access to credit from multiple lending sources, the Company believes it can better serve their needs, while at the same time increasing the Company’s transaction and revenue volumes per store.

According to Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer of First Cash, “We are excited about working with our customers to help them access credit and improve their credit histories. The credit services product offers them greater flexibility and added options for managing their personal finances. With this new service, in combination with our existing products, First Cash continues to demonstrate its leadership and innovation in all areas of specialty consumer finance.”

Updated 2005 Outlook

The Company previously forecast fiscal 2005 diluted earnings per share to be in a range of $1.46 to $1.52. Based on currently projected operating trends for the remainder of the year, which include the expected impact of the new credit services product, management continues to project full year earnings in a range of $1.46 to $1.52 per share, adding that it is more likely for earnings to be in the upper half of the range.

First Cash expects to open approximately 25 new stores for the first half of 2005 and intends to open its previously announced forecast of 60 stores for the full year. The mix of new stores will continue to be split between First Cash Pawn stores, in Mexico, and First Cash Advance stores, primarily in Texas.

About First Cash

First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial services products. The Company currently owns and operates over 300 stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check-cashing and consumer credit kiosks located inside convenience stores. First Cash’s common stock is traded on the Nasdaq Stock Market under the ticker symbol “FCFS,” and it is a component company in the Russell 2000 Index.

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the Company’s earnings per share forecast for 2005, its expectations for new store openings in 2005, and its expectations for transaction and revenue volumes from its credit services and lending products in Texas. These statements are made to provide the public with management’s assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company. Recently revised federal regulations and proposed state-level legislation affecting the payday advance industry, which are described more fully in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and updated on the Form 10-Q for the quarter ended March 31, 2005, could negatively affect the Company’s financial results and growth expectations in certain markets; however, the impact of the revised regulations and legislation cannot be fully estimated at the current time. Other such factors may include changes in regional, national or international economic conditions, changes or increases in competition, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in legislative and governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.

SOURCE  First Cash Financial Services, Inc.
          -0-                                                06/30/2005
          /CONTACT:  Rick Wessel, Vice Chairman & President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
          /Web site:  http://www.firstcash.com /